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                                                                     Exhibit 4.1

                                  ARTICLE FOUR

         The total number of shares of stock which the corporation has authority to issue is Seventy-Five Million (75,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $0.0001 per share (the "Common Stock) and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law. The shares of the Preferred Stock and Common Stock, respectively, shall have the following express terms:

         SECTION 1. PREFFERED STOCK.

         1.1 Series of Preferred Stock. With regard to any other shares of Preferred Stock authorized herein, the Board of Directors of the corporation is hereby expressly granted authority, to the full extent now or hereafter permitted herein or by the TBCA, at any time or from time to time, by resolution or resolutions, to create one or more series of Preferred Stock, to fix the authorized number of shares of any such series (which number of shares may vary as between series and be changed from time to time by like action), and to fix the terms of such series, including but not limited to, the following:

                  (i) the designation of such series, which may be by distinguishing number, letter or title;

                  (ii) the rate or rates at which shares of such series shall be entitled to receive dividends; whether dividends are to be paid in the form of common stock of the corporation; the periods in respect of which dividends are payable; the conditions upon, and times of payment of, such dividends; the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock; whether such dividends shall be cumulative and, if cumulative, the date or dates from which such dividends shall accumulate; and the other terms and conditions applicable to dividends upon shares of such series;

                  (iii) the rights of the holders of the shares of such series in case the corporation be liquidated, dissolved or wound up (which may vary depending upon the time, manner or voluntary or involuntary nature or other circumstances of such liquidation, dissolution or winding up) and the relationship and preference, if any, of such rights to rights of holders of shares of stock of any other class or classes or any other series of stock;

                  (iv) the right, if any, of the corporation to redeem shares of such series at its option, including any limitation of such right, and the amount or amounts to be payable in respect of the shares of such series in case of such redemption (which may vary depending on the time, manner or other circumstances of such redemption), and the manner, effect and other terms and conditions of any such redemption;




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                  (v) the obligation, if any, of the corporation to purchase, redeem or retire shares of such series and/or amounts to be payable from time to time for such purpose or into any fund created for such purpose, or the number of shares to be purchased, redeemed or retired, the per share purchase price or prices, and the other terms and conditions of any such obligation or obligations;

                  (vi) the voting rights, if any, which, if granted, may be full, special, or limited, to be given the shares of such series, including, without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series or of the Preferred Stock, restricting the permissible terms of other series or the permissible variations between series of the Preferred Stock, authorizing or issuing additional shares of the Preferred Stock, creating debt, or creating any class of stock ranking prior to or on a parity which the Preferred Stock or any series thereof as to dividends, or assets remaining for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the corporation);

                  (vii) the right, if any, to exchange or convert the shares into shares of any other series of the Preferred Stock or into shares of any other class of stock of the corporation or the securities of any other corporation, and the rate or basis, time, manner, terms and conditions of exchange or conversion or the method by which the same shall be determined; and

                  (viii) the other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of such series.

         The Board of Directors shall fix the terms of each series of the Preferred Stock by resolution or resolutions adopted at any time prior to the issuance of the shares thereof, and the terms of each such series may, subject only to restrictions, if any, imposed by these Articles of Incorporation or by applicable law, vary from the terms of other series to the extent determined by the Board of Directors from time to time and provided in the resolution or resolutions fixing the terms of the respective series of the Preferred Stock.

         1.2 Status of Certain Shares. Shares of any series of the Preferred Stock, whether provided for herein or by resolution or resolutions of the Board of Directors, which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, or which have been purchased or otherwise acquired by the corporation, shall have the status of authorized and unissued shares of the Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of the Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of the Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of the Preferred Stock.